MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
ANNOUNCES UPDATE ON PROGRESS WITH STRATEGIC INITIATIVES

New Berlin, WI (May 7, 2007). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”), today announced an update on the progress with its strategic initiatives. On January 9, 2007, Merchants announced that it had embarked on a series of strategic initiatives that will set the stage for the final phase of its long-term strategic plan. The January 9th announcement was the culmination of a planning process that began in January 2006, and resulted in an approval of a number of strategic initiatives by the Board during the second half of 2006.

As part of the process, the Board retained Metavante Consultants, an operations consultant for the banking industry, and Stifel Nicolaus & Company, an investment banking firm, to model alternatives, design operational processes, and recommend efficiency pathways. The essential elements of the plan are:

•	Elimination of duplication in the system and therefore costs;
•	Reduction of debt;
•	Increase in core capital; and
•	After accomplishing the first three elements, taking advantage of the centralized system by increased asset growth.

In the January 9th press release, the first in a series of steps were announced:

•	The sale of certain assets of Fortress Bank Minnesota, scheduled to be completed in June, 2007;
•	The merger of Lincoln State Bank and Franklin State Bank, which will be completed on May 7, 2007; and
•	The completion of a sale and leaseback arrangement for the facility that serves as our headquarters.

The following are additional elements in the 2006 plan that can now be released:

1.
Merchants will consolidate the charters of all of its bank subsidiaries in Wisconsin while maintaining the community bank philosophy of local management. The banks that will be consolidated into a single charter consist of Community Bank Financial, Fortress Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank. The transaction is subject to regulatory approval, which is expected to allow for the transaction to take place in November 2007.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 5/07/07

2.	The Board is in the final stages of an interview process that will culminate in the selection of a President and Chief Executive Officer for the combined bank.

3.
In accordance with corporate governance guidelines and Merchant’s own policy of Board independence, Chairman Murry will step down as Chairman of the Board at the time of charter consolidation to make way for the election of an independent director as Chairman. Murry will remain as Chief Executive Officer of Merchants.

4.	Merchants is now in the process of entertaining proposals for the sale of its subsidiary bank in Iowa, Fortress Bank Cresco.

   5.  The Board has authorized the implementation of the steps outlined in Metavante Consultant’s recommendation on cost elimination and efficiency.

Michael J. Murry, Chairman, stated “We believe the elements of our strategic plan will produce long-term value for our shareholders. The Board is continuing to look at additional initiatives to enhance the value of the Franchise.”

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate six banks in Wisconsin (Community Bank Financial, Fortress Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank) and one bank in Iowa (Fortress Bank Cresco). Together, our banks operate 48 offices in the communities they serve with more than 100,000 clients and total assets of $1.5 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the OTC Bulletin Board under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 5/07/07

This release contains forward-looking statements concerning Merchants’ prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. Additional forward-looking statements relate to the elements of Merchants' strategic plan and the implementation of such elements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Merchants’ control, that could cause Merchants’ actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Merchants and its ability to successfully implement its strategic plan: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of Merchants’ loan and investment portfolio; and Merchants' ability to complete the proposed sale of Fortress Bank Cresco and the terms of such transaction if completed. Such uncertainties and other risk factors are discussed further in Merchants' filings with the Securities and Exchange Commission. Merchants undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334